UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Filed Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported): April 15, 2010

Repros Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15281	76-0233274
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
2408 Timberloch Place, Suite B-7 The Woodlands, Texas 77380 (Address of principal executive offices and zip code)
(281) 719-3400 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 15, 2010, Repros Therapeutics Inc. (the “Company”) announced that it believes that it has regained compliance with the minimum stockholders' equity requirement for continued listing on the Nasdaq Capital Market.

As previously announced, for continued listing on the Nasdaq Capital Market, the Company must (i) maintain either stockholders’ equity of at least $2.5 million or a market value of listed securities of $35 million pursuant to Listing Rules 5550(b)(1) and (2), respectively, by May 5, 2010 and (ii) maintain a minimum bid price of $1.00 per share pursuant to Listing Rule 5550(a)(2) by June 14, 2010.

As of April 14, 2010, pursuant to the Equity Distribution Agreement dated February 12, 2010 between the Company and Ladenburg Thalman & Co. Inc., the Company believes that it has raised sufficient funds to satisfy the minimum stockholders' equity required for continued listing on the Nasdaq Capital Market.

The Company continues to have until June 14, 2010 to maintain the required minimum bid price for continued listing.  During the Company's annual stockholders' meeting to be held on May 17, 2010, the Company's stockholders will vote on a proposal to grant the board of directors of the Company the authority to effect a reverse split of its common stock within one year of such annual meeting on a basis not to exceed one share of common stock for up to five shares of common stock outstanding, if necessary, in the sole discretion of the board of directors of the Company, for purposes of maintaining its listing on the Nasdaq Capital Market.  There can be no assurance that the stockholders of the Company will approve this proposal.

Item 8.01  Other Events.

On April 15, 2010, the Company issued a press release titled “Repros Announces Compliance with NASDAQ Minimum Stockholders' Equity Requirement” related to the information described in Item 3.01 above.  A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit
Number	Description
99.1	Press Release dated April 15, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Repros Therapeutics Inc.

Date: April 15, 2010
	By:	/s/ Joseph S. Podolski
Joseph S. Podolski
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release dated April 15, 2010